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                     August 14, 2023

       Eric Schoen
       Chief Financial Officer
       Cassava Sciences, Inc.
       6801 N. Capital of Texas Highway, Building 1, Suite 300
       Austin, TX 78731

                                                        Re: Cassava Sciences,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 000-29959

       Dear Eric Schoen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences